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                                                                    EXHIBIT 8.2


                      [FOLEY, HOAG & ELIOT LLP LETTERHEAD]


                                December 2, 1998



TRANSITION SYSTEMS, INC.
One Boston Place
Boston, MA 02108

        Re: Proposed Merger of Exercise Acquisition Corp. and Transition Systems, Inc.


Ladies and Gentlemen:

        We have acted as counsel to Transition Systems, Inc., (the "Company"), a Massachusetts corporation, in connection with the proposed merger (the
"Merger") of Exercise Acquisition Corp. ("Merger Sub"), a Massachusetts corporation and wholly-owned subsidiary of Eclipsys Corporation ("Parent"), a Delaware corporation, with and into the Company, in accordance with the Agreement and Plan of Merger among Parent, Merger Sub, and the Company, dated as of October 29, 1998 (the "Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

        We have examined the law and such papers, including the Agreement, as we have deemed necessary to render this opinion. As to questions of fact material to our opinion we have relied upon representations set forth in the Agreement (including the Exhibits), and such other documents pertaining to the Merger as we have deemed appropriate and necessary. As to questions of fact material to our opinion, we have relied upon representations of Parent, Merger Sub, the Company, and certain stockholders of the Company contained in letters of even date addressed to us (the "Letters of Representation"), without undertaking to verify the same by independent investigation.

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December 2, 1998
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        In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents;
(vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (viii) the business reasons for the Merger will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger.

        The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

        We express no opinion as to the federal income tax consequences other than that described below, if any, or as to the effect of the Merger on prior transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

        Based on the foregoing, we are of opinion, under existing law as of the date hereof, that, at the Effective Time, the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

        We are furnishing this letter to you solely for the purpose of satisfying Section 6.08 of the Agreement. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent, however, to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement on Form S-4 filed by Parent with the Securities and Exchange Commission. In giving such consent,





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we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        FOLEY, HOAG & ELIOT LLP



                                        By: /s/ BRUCE A. KINN
                                            -----------------------------------
                                            A Partner